Exhibit 99.1

Andrew Asch Appointed General Counsel at Encore Capital Group
SAN DIEGO, June 23, 2022 – Encore Capital Group, Inc. (NASDAQ: ECPG), an international specialty finance company, today announced that Andrew Asch will be promoted to the role of Senior Vice President, General Counsel effective August 15, 2022. Asch has been with the company since 2010 and currently serves as Senior Vice President, General Counsel of Encore’s subsidiary Midland Credit Management (MCM). He will report to Encore’s President and CEO, Ashish Masih, and serve on Encore’s Executive Leadership Team.
Asch’s appointment to the position will follow the retirement of Greg Call, Executive Vice President, General Counsel and Chief Administrative Officer. Call joined Encore in 2010, and has overseen a range of functions including legal, enterprise risk management, internal audit, government relations, human resources and information security. Call informed Encore of his intent to retire and will remain with the Company through September 1, 2022 to support the transition of his role and responsibilities.
“Andrew has been an integral part of Encore’s success for more than a decade,” said Masih. “His deep knowledge of our business and the environment in which we operate makes him a perfect choice to take on this new responsibility. I also want to thank Greg for his many years of service to Encore. He has played a critical role in helping our organization grow into the global industry leader that it is today.”
“I look forward to Andrew joining Encore’s Executive Leadership Team and working even more closely with him on critical topics that relate to our business and our ability to help consumers restore their financial health, consistent with Encore’s Mission and Vision,” Masih added.
Prior to joining MCM, Asch served as Senior Counsel at Roll International Corporation (now The Wonderful Company), and practiced law at the firms Katten Muchin Rosenman L.L.P. and Fulbright & Jaworski L.L.P. He holds a Juris Doctor from the University of Southern California’s Gould School of Law and a bachelor’s degree in political science from The University of California, Los Angeles.
About Encore Capital Group, Inc.
Encore is an international specialty finance company that provides debt recovery solutions and other related services across a broad range of financial assets. Through its subsidiaries around the globe, Encore purchases or services portfolios of receivables from major banks, credit unions and utility providers.
Headquartered in San Diego, Encore is a publicly traded NASDAQ Global Select company (ticker symbol: ECPG) and a component stock of the Russell 2000, the S&P Small Cap 600 and the Wilshire 4500.
Contact
Faryar Borhani, Senior Director, Corporate Communications
Press@EncoreCapital.com